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                                  EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated
(i) May 2, 1997 (except with respect to the matter discussed in the last paragraph of Note 1 as to which the date is July 25,1 997), related to the balance sheet of OrthAlliance, Inc. (a development-stage enterprise, a Delaware corporation, formerly Premier Orthodontic Holdings, Inc.) as of December 31, 1996 and related statements of operations, stockholder's equity, and cash flows for the period from inception (October 21, 1996) to December 31, 1996; (ii) April 4, 1997 related to the balance sheet of US Orthodontic Care, Inc. (a development-stage enterprise and a Georgia corporation) as of December 31, 1996 and the related statements of operations, shareholder's deficit, and cash flows for the period from inception (February 7, 1996) to December 31, 1996; (iii) April 11, 1997 related to the balance sheet of Premier Orthodontic Group, Inc. (a development-stage enterprise and a Delaware corporation ) as of December 31, 1996 and the related statements of operations, owner's deficit, and cash flows for the period from inception (November 26, 1996) to December 31, 1996, and to all references to our Firm included in this registration statement.


                                             /s/ Arthur Andersen LLP

                                             ARTHUR ANDERSEN LLP

Los Angeles, California
March 24, 1998